UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☒

Check appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Rule 14a-12

Verigy Ltd.
(Name of Registrant as Specified in Its Charter)

Advantest Corporation
(Name of Persons Filing Proxy Statement, if Other than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:
(2)     Aggregate number of securities to which transaction applies:
(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)     Proposed maximum aggregate value of transaction:
(5)     Total fee paid:

☐	Fee paid previously with preliminary materials:
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(2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

Statement on Verigy Ltd.'s Announcement Regarding Advantest Corporation

On March 21, 2011 U.S. time (March 21, 2011 Japan Time), Verigy Ltd. (hereinafter “Verigy”) announced that its board of directors determined that our acquisition proposal is a superior offer to the proposed transaction with LTX-Credence Corporation (hereinafter “LTX-Credence”) and that it intends to withdraw its recommendation on the deal with LTX-Credence.  We have been discussing our proposed transaction with Verigy and view this as  significant progress towards the parties’ agreement.

Regulatory authorities are already engaged in their review of our proposed transaction.  We are convinced that the regulatory authorities will understand the competitive dynamics facing vendors of semiconductor test equipment and the complementarities between Verigy and us.

We will announce promptly once a definitive agreement is executed with Verigy.

* * *

This communication does not constitute a solicitation of any vote or approval.  No proxy solicitation has commenced at this time.  In connection with the proposed transaction, if Verigy enters into the implementation agreement delivered by Advantest to Verigy, Verigy may file a proxy statement with the U.S. Securities and Exchange Commission ("SEC").  Any definitive proxy statement will be mailed to shareholders of Verigy.  Investors and security holders of Verigy are urged to read these and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the website maintained by the SEC at http://www.sec.gov.  Investors and security holders will be able to obtain documents filed with the SEC by Advantest through the website maintained by the SEC at http://www.sec.gov or by contacting Yuichi Kurita at Advantest Corporation, Shin-Marunouchi Center Building,1-6-2, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan or at (81-3) 3214-7500 or (81-3) 3214-7711.

The Directors of Advantest (including those who may have delegated detailed supervision of this press release) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this press release are fair and accurate and that no material facts have been omitted from this press release, and they jointly and severally accept responsibility accordingly. Where any information has been extracted from published or otherwise publicly available sources (including without limitation, information relating to Verigy), the sole responsibility of the Directors of Advantest has been to ensure through reasonable enquiries that such information is accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this press release.

Each of Advantest Corporation (“Advantest”) and Advantest’s directors and executive officers may be deemed to be participants in the solicitation of proxies by Verigy Ltd. (“Verigy”) in connection with the approval by the shareholders of Verigy of an acquisition of Verigy by Advantest.  On March 18, 2011, Advantest delivered to Verigy an implementation agreement executed on behalf of Advantest for the acquisition of Verigy by Advantest.

Set forth below are the names of the directors and executive officers of Advantest who may be deemed to be participants in the solicitation of proxies by Advantest in connection with the Implementation Agreement.  Each occupation set forth opposite an individual’s name refers to his or her employment with Advantest.

Advantest Directors:

Toshio Maruyama
Haruo Matsuno
Naoyuki Akikusa
Yasushige Hagio
Yuichi Kurita
Hiroshi Tsukahara
Hiroyasu Sawai
Shinichiro Kuroe

Advantest Executive Officers:

Haruo Matsuno – President and Chief Executive Officer
Yuichi Kurita – Senior Executive Officer
Hiroshi Tsukahara – Managing Executive Officer
Hiroyasu Sawai – Managing Executive Officer
Shinichiro Kuroe – Managing Executive Officer
Hiroshi Nakamura – Managing Executive Officer
Yoshiaki Yoshida – Managing Executive Officer
Masao Shimizu – Managing Executive Officer
Takashi Sekino – Executive Officer
Josef Schraetzenstaller – Executive Officer
R. Keith Lee – Executive Officer

Advantest is the record and beneficial owner of 10 ordinary shares of Verigy which represents less than 1% of the outstanding ordinary shares of Verigy as of the date hereof.  Other than Advantest, none of the participants are the record or beneficial owners of any shares of Verigy.

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